UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2009

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 29, 2008, Cardinal Health, Inc. (the “Company”) announced that it intended to separate its clinical and medical products businesses from the remainder of its business, including its healthcare supply chain services business, through a spin-off of a wholly owned subsidiary of the Company, CareFusion Corporation (“CareFusion”), formed for the purpose of holding the clinical and medical products businesses (the “Planned Spin-Off”). On March 31, 2009, CareFusion filed a Form 10 registration statement for the Planned Spin-Off outlining the Company’s plan to spin off at least 80 percent of the outstanding common stock of CareFusion through a pro rata distribution to the Company’s shareholders, with the Company retaining the remaining shares. In connection with the Planned Spin-Off, and subject to the satisfaction of the conditions to the Planned Spin-Off outlined in the Form 10 registration statement, the Company intends to cause CareFusion to borrow an amount to be determined, the proceeds of which will be used to pay a special distribution to the Company prior to the Planned Spin-Off.

On April 16, 2009, the Company, Bank of America, N.A., in its capacity as administrative agent for the lenders, and each of the lenders entered into an Amendment No. 1 to Credit Agreement and Limited Consent (the “Amendment”) relating to the Company’s amended and restated unsecured Five-Year Credit Agreement dated as of January 24, 2007 (the “Credit Agreement”). The Amendment includes the consent of the administrative agent and lenders to certain indebtedness of CareFusion or its subsidiaries or any of the Company’s other subsidiaries incurred in connection with the Planned Spin-Off and among other things:

•	increases both the rates at which loans under the Credit Agreement bear interest and the facility fee payable on the aggregate amount of the commitments under the Credit Agreement;

•

replaces a minimum net worth covenant with covenants that require the Company to maintain a consolidated interest coverage ratio as of the end of any fiscal quarter of at least 4.00-to-1.00 and to maintain a consolidated leverage ratio of no more than 3.25-to-1.00; and

•

modifies certain events of default under the Credit Agreement to reduce the dollar amount references from $100 million to $50 million, including defaults by the Company on other indebtedness having an aggregate principal amount of more than $50 million and failures by the Company to pay unstayed judgments or court orders in an aggregate amount of more than $50 million.

Pursuant to the Credit Agreement, as amended, the lenders party to the agreement will continue to provide the Company with revolving credit in an amount not to exceed $1.5 billion.

The terms of the Amendment relating to pricing and the consent will not be effective until certain conditions are satisfied, including the delivery by the Company of certain financial information relating to the Company to the administrative agent and certain ratings announcements from each of Standard & Poor’s Rating Services and Moody’s Investors Service after giving effect to the Planned Spin-Off. The remaining terms of the Amendment will not become effective until the date on which the Company consummates the Planned Spin-Off, including payment of the special distribution by CareFusion to the Company.

In addition to the Amendment described above, on April 17, 2009, the Company entered into a Commercial Paper Dealer Agreement with SunTrust Robinson Humphrey, Inc. (“SunTrust”) under which, in addition to certain banks that are parties to similar existing agreements, SunTrust may act as dealer of the Company’s commercial paper issued under the commercial paper program maintained by the Company. Under the program, the Company may from time-to-time issue short-term unsecured notes in an aggregate amount not to exceed $1.5 billion pursuant to an Issuing and Paying Agency Agreement with The Bank of New York Mellon, as previously amended.

From time to time, the financial institutions party to the Amendment or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates, including in connection with the Planned Spin-Off, for which they have received, and will receive, customary fees and expenses. In particular, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and Goldman, Sachs & Co. or their affiliates serve as dealers under the

Company’s commercial paper program. In addition, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland or their affiliates participate as purchasers and managing agents under the Company’s committed receivables sales facility.

The Amendment and a form of Commercial Paper Dealer Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this report, and the foregoing descriptions are qualified by reference to the full text of the agreements set forth in the exhibits.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 1 to Credit Agreement and Limited Consent, dated as of April 16, 2009, between Cardinal Health, Inc., Bank of America, N.A., in its capacity as administrative agent for the lenders, and certain lenders.

10.2	Form of Commercial Paper Dealer Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: April 21, 2009	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Chief Financial Officer

EXHIBIT INDEX

10.1	Amendment No. 1 to Credit Agreement and Limited Consent, dated as of April 16, 2009, between Cardinal Health, Inc., Bank of America, N.A., in its capacity as administrative agent for the lenders, and certain lenders.

10.2	Form of Commercial Paper Dealer Agreement.